Exhibit 9b

                              ASSIGNMENT AGREEMENT


         This  Agreement  is entered  into as of January  19,  1998 by and among
Kalmar  Pooled   Investment  Trust  (the  "Fund"),   Rodney  Square   Management
Corporation ("RSMC") and PFPC Inc. ("PFPC").

         WHEREAS, the Fund and RSMC entered into an Administration Agreement (the "Fund Agreement") as of January 31, 1997, pursuant to which RSMC provides certain services to the Fund as described therein;

         WHEREAS, RSMC and PFPC have reached an agreement pursuant to which RSMC will sell its mutual fund servicing business to PFPC;

         WHEREAS, RSMC wishes to assign its right, title and interest in and under the Fund Agreement and its duties and obligations under the Fund Agreement to PFPC, and such assignment is acceptable to the Fund;

         NOW THEREFORE, the parties hereto, in consideration of the premises and agreements contained herein, and intending to be legally bound hereby, agree as follows:

         1. ASSIGNMENT. RSMC hereby assigns all of its right, title and interest in and under the Fund Agreement, and delegates its duties and obligations under the Fund Agreement arising from the date hereof, to PFPC. PFPC hereby accepts such assignment and delegation.

         2. ACCEPTANCE BY FUND. The Fund hereby accepts and agrees to the assignment described in Section 1 hereof.

         3. FUND AGREEMENT. The Fund Agreement shall remain unchanged except as is consistent with the provisions hereof.

         4. TERMINATION. The Fund Agreement may be terminated without penalty by the Fund upon sixty (60) days' written notice given to PFPC, or by PFPC upon sixty (60) days' written notice given to the Fund.

         5. GOVERNING LAW. This Agreement shall be governed by Delaware law, without regard to principles of conflicts of law.

         6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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         7.   EXECUTION.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         8. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as may be necessary to effectuate the purposes hereof.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the day and year first above written.


KALMAR POOLED INVESTMENT                    RODNEY SQUARE MANAGEMENT
TRUST                                       CORPORATION

By:   /S/ FORD B. DRAPER, JR.               By: /S/ ROBERT C. HANCOCK

Title:   PRESIDENT                          Title:  VICE PRESIDENT


PFPC INC.

By:  /S/ JOSEPH GRAMLICH

Title:  SENIOR VICE PRESIDENT